Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

ALLIANCE DATA SYSTEMS CORPORATION

and

LOYALTY VENTURES INC.

Dated as of [•], 2021

TABLE OF CONTENTS
__________________

i

ii

SCHEDULES

[To be updated]

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Amended and Restated Certificate of Incorporation
Exhibit E	Amended and Restated Bylaws

ANNEXES

Annex A	Restructuring Plan

iii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT dated as of [•], 2021 (as the same may be amended from time to time in accordance with its terms and together with the schedules and exhibits hereto, this “Agreement”) between Alliance Data Systems Corporation, a Delaware corporation (“ADS”), and Loyalty Ventures Inc., a Delaware corporation (“Loyalty Ventures”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of ADS has determined that it is in the best interests of ADS and its stockholders to separate the LoyaltyOne Business and the Loyalty Ventures Group formed by the Contribution from the ADS Business;

WHEREAS, Loyalty Ventures is a wholly owned Subsidiary of ADS that has been incorporated for the sole purpose of, and has not engaged in activities except in preparation for, the Distribution and the transactions contemplated by this Agreement;

WHEREAS, in furtherance of the foregoing, the Board of Directors of ADS has determined that it is in the best interests of ADS and its stockholders to distribute to the holders of the issued and outstanding shares of common stock, par value $0.01 per share, of ADS (the “ADS Common Stock”) as of the Record Date, by means of a pro rata dividend, 81% of the issued and outstanding shares of common stock, par value $0.01 per share, of Loyalty Ventures (the “Loyalty Ventures Common Stock” and 19% of the Loyalty Ventures Common Stock retained by ADS, the “Retained Loyalty Ventures Common Stock, on the basis of one share of Loyalty Ventures Common Stock for every [•] then issued and outstanding share of ADS Common Stock (the “Distribution”);

WHEREAS, ADS and Loyalty Ventures have prepared, and Loyalty Ventures has filed with the Commission, the Form 10, which includes the Information Statement, and which sets forth appropriate disclosure concerning Loyalty Ventures and the Distribution, and the Form 10 has become effective under the Exchange Act;

WHEREAS, the Distribution will be preceded by, among other things, the Restructuring, pursuant to which, among other things, (a) Loyalty Ventures will enter into the Loyalty Ventures Financing Arrangements and (b) all of the stock of the Loyalty Ventures First-Tier Subsidiaries will be contributed by Alliance Data International, LLC (“ADILC”), a Subsidiary of ADS, to Loyalty Ventures in exchange for Loyalty Ventures Common Stock and certain proceeds of the Loyalty Ventures Financing Arrangements (such proceeds, the “Cash Proceeds,” and such contribution, (the “Contribution”);

WHEREAS, (i) ADS may transfer all or a portion of the Retained Loyalty Ventures Common Stock to one or more of ADS’ creditors in exchange for ADS’ indebtedness (the “Equity-for-Debt Exchange”) and (ii) to the extent contemplated by the PLR Request, will transfer the Cash Proceeds to one or more ADS creditors (the “Boot Purge”), in each case, in connection with the Contribution and Distribution;

WHEREAS, for United States federal and state income tax purposes, it is intended that (i) the Contribution and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Distribution qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code (in each case, qualifying for such treatment under the corresponding provisions of state law), (iii) the Equity-for-Debt Exchange qualify as a transfer of "qualified property" to ADS’ creditors in connection with the reorganization described in clause (i) for purposes of Section 361(c) of the Code, and (iv) the Boot Purge qualify as money distributed to ADS’ creditors in connection with the reorganization described in clause (i) for purposes of Section 361(b) of the Code, and it is a condition to the Distribution that ADS will have obtained the PLR and the Tax Opinion as contemplated by Section 3.01(a)(viii);

WHEREAS, this Agreement, together with the Ancillary Agreements and other documents implementing the Contribution, Distribution, Equity-for-Debt Exchange and Boot Purge, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g); and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between those parties following the Distribution.

ACCORDINGLY, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

Article 1
Definitions

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“ADS Assets” means all assets, of whatever sort, nature or description, of ADS or any of its Subsidiaries (including any member of the Loyalty Ventures Group) other than the Loyalty Ventures Assets, including, for the avoidance of doubt, the assets set forth on Schedule 1.01(a), provided that, notwithstanding the foregoing, the ADS Assets shall not include any Tax assets, which shall be governed by the Tax Matters Agreement.

“ADS Business” means all of the businesses conducted by ADS and its Subsidiaries from time to time, whether before, on or after the Distribution, other than the LoyaltyOne Business and any Loyalty Ventures Former Business. For the avoidance of doubt, the Loyalty Ventures Assets (and all assets and properties owned, directly or indirectly, by entities forming all or part of such assets, to the extent primarily used or primarily held for use in the LoyaltyOne Business) will not be considered part of the ADS Business.

“ADS Former Business” means the Former Businesses previously owned, in whole or in part, or previously operated, in whole or in part, by ADS or any of its Subsidiaries and, as determined by ADS in its sole discretion, primarily related to the ADS Business or that would have comprised part of the ADS Business had they not been terminated, divested or discontinued prior to the Distribution Time, including the Former Business set forth on Schedule 1.01(b), but excluding, for the avoidance of doubt, the Loyalty Ventures Former Businesses.

“ADS Group” means ADS and its Subsidiaries (other than any member of the Loyalty Ventures Group) and, where applicable, the ADS Former Businesses, including all predecessors and successors to such Persons (excluding, for the avoidance of doubt, all Loyalty Ventures Former Businesses).

“ADS Liabilities” means (without duplication) all of the following (as determined by ADS in its sole discretion):

(a)            all Liabilities solely to the extent relating to, arising out of or in connection with or resulting from the ADS Business or the business and operation of the ADS Assets, as currently or formerly operated (including as conducted or operated by any predecessor of any member of the ADS Group, including those Liabilities set forth on Schedule 1.01(c);

(b)            all Liabilities of the ADS Group and/or the Loyalty Ventures Group to the extent relating to, arising out of or in connection with or resulting from any ADS Former Business or any disposition thereof; and

(c)            all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by ADS or any other member of the ADS Group, and all agreements, obligations and other Liabilities of ADS or any member of the ADS Group under this Agreement or any of the other Ancillary Agreements;

provided that, notwithstanding the foregoing, the ADS Liabilities shall not include (i) any Liabilities for Taxes, which shall be governed by the Tax Matters Agreement or (ii) any Liabilities for the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement, all of which shall be governed by the Employee Matters Agreement.

“ADS Names and Marks” means any and all Trademarks of ADS or any of its Affiliates (other than any Trademark included in the Loyalty Ventures Assets), including, for the avoidance of doubt, any that use, contain or include “ADS” or “Alliance Data”, in each case either alone or in combination with other words, phrases or logos, and any and all Trademarks derived therefrom or confusingly similar thereto.

“ADS Participants” has the meaning set forth in the Employee Matters Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the ADS Group, on the one hand, and no member of the Loyalty Ventures Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Ancillary Agreement” means each of the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Restructuring Agreements and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by this Agreement (in each case, together with the schedules, exhibits, annexes and other attachments thereto).

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business” means, with respect to the ADS Group, the ADS Business and, with respect to the Loyalty Ventures Group, the LoyaltyOne Business.

“Business Day” means any day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash and Cash Equivalents” means cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form with an original maturity of three months or less.

“Commercial Data” means any and all data and information relating to an identified or identifiable Person (whether the information is accurate or not), alone or in combination with other information, which Person is or was an actual or prospective customer of, or consumer of products or services offered by, the LoyaltyOne Business and/or ADS Business, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means, with respect to a Group, (i) any proprietary information that is competitively sensitive, material or otherwise of value to the members of such Group and not generally known to the public, including business plan or product planning information, strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer profiles, sales estimates, internal performance results relating to the past, present or future business activities of the members of such Group and the consumers, customers, clients and suppliers of the members of such Group, and information relating to filings, plans, correspondence or relationships with regulators, (ii) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords any member of such Group a competitive advantage over its competitors and (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets, in the case of each of clauses (i), (ii) and (iii) of this definition, that are related primarily to such Group’s Business; provided that to the extent both the ADS Business and the LoyaltyOne Business use or rely upon any of the information described in any of the foregoing clauses (i), (ii) and/or (iii), subject to Section 4.07, such information shall be deemed the Confidential Information of both the ADS Group and the Loyalty Ventures Group.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, sublicense, understanding, sales order, purchase order, instrument, indenture, note or any other legally binding commitment or undertaking.

“Distribution Agent” means Computershare Trust Company, N.A.

“Distribution Date” means [•], 2021.

“Distribution Documents” means this Agreement and the Ancillary Agreements.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 12:01 a.m., Eastern Daylight Time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date hereof between ADS and Loyalty Ventures substantially in the form of Exhibit A, as such agreement may be amended from time to time in accordance with its terms.

“Equity Compensation Registration Statement” means the Registration Statement on Form S-8 or such other form or forms as may be appropriate, as amended and supplemented, including all documents incorporated by reference therein, to effect the registration under the Securities Act of Loyalty Ventures Common Stock subject to certain equity awards granted to current and former officers, employees, directors and consultants of the ADS Group to be assumed or replaced by Loyalty Ventures pursuant to the Employee Matters Agreement.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Form 10” means the registration statement on Form 10 filed by Loyalty Ventures with the Commission to effect the registration of Loyalty Ventures Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Former Business” means any corporation, partnership, entity, division, business unit, business or set of business operations that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (other than solely in connection with the Restructuring), in whole or in part, or the operations, activities or production of which has been discontinued, abandoned, liquidated, completed or otherwise terminated, in whole or in part, in each case, by either Group prior to the Distribution Time.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Group” means, as the context requires, the Loyalty Ventures Group, the ADS Group or either or both of them.

“Indemnitees” means, as the context requires, the ADS Indemnitees or the Loyalty Ventures Indemnitees.

“Information Statement” means the Information Statement to be sent to each holder of ADS Common Stock in connection with the Distribution.

“Intellectual Property” means any and all intellectual property throughout the world, including any and all U.S. and foreign (i) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor (collectively, “Patent Rights”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, social media identifiers, logos, slogans, trade dress, design rights, and other similar business identifiers or designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (iii) copyrights, works of authorship and copyrightable subject matter and all applications and registrations therefor, (iv) trade secrets, know-how, confidential data and information, technical information, including practices, techniques, methods, processes, inventions, developments, specifications, formulations, structures, analytical and quality control information and procedures, studies and procedures and regulatory information, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) databases and data collections and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Tax Matters Agreement.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets or other equipment storing or processing information, including all associated documentation related to any of the foregoing.

“LoyaltyOne Business” means the businesses and operations of the ADS LoyaltyOne segment, in each case as more fully described in the Form 10 and the Information Statement.

“Loyalty Ventures Assets” means, except as expressly otherwise contemplated in this Agreement or any Ancillary Agreement, the following assets of ADS and its Subsidiaries (as determined by ADS in its sole discretion):

(a)            all interests of whatever nature in the real property listed on Schedule 1.01(d), together with all buildings, fixtures and improvements erected thereon (the “Loyalty Ventures Facilities”);

(b)            all interests in personal property, fixtures, machinery, furniture, office equipment, automobiles, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models, and other tangible personal property (other than any Intellectual Property) located at the Loyalty Ventures Facilities or primarily used or primarily held for use by the Loyalty Ventures Group;

(c)            all inventories of materials, supplies, goods in transit, customer returns, and work-in-process and finished goods and products, in each case of whatever kind, nature or description, in each case solely to the extent primarily related to or primarily used or primarily held for use by the Loyalty Ventures Group;

(d)            all interests in any capital stock or other equity securities or interests of or in any member of the Loyalty Ventures Group;

(e)            all deposits, letters of credit, and performance and surety bonds, in each case solely to the extent primarily related to or primarily used or primarily held for use by the Loyalty Ventures Group;

(f)            all prepaid expenses, trade accounts, and other accounts and notes receivable, in each case solely to the extent primarily related to or primarily used or primarily held for use by the Loyalty Ventures Group;

(g)            the Patent Rights and all other Intellectual Property (other than Patent Rights) owned by the Loyalty Ventures Group and primarily used in connection with the LoyaltyOne Business (other than any Trademarks that use, contain or include “ADS” or “Alliance Data”, either alone or in combination with other words, phrases or logos), including, for the avoidance of doubt, such other Intellectual Property listed on Schedule 1.01(e);

(h)            all IT Assets solely to the extent exclusively related to or exclusively used or exclusively held for use by the Loyalty Ventures Group (other than the IT Assets set forth on Schedule 1.01(f));

(i)            all Contracts (including Contracts related to Intellectual Property and IT Assets) and any rights thereunder, in each case solely to the extent primarily related to or primarily used or primarily held for use by the Loyalty Ventures Group, including, for the avoidance of doubt, the Contracts set forth on Schedule 1.01(g);

(j)            all claims, causes of action and similar rights, whether accrued or contingent, in each case solely to the extent primarily related to the LoyaltyOne Business or the Loyalty Ventures Group;

(k)            all employee Contracts with any Loyalty Ventures Participants, including the right thereunder to restrict any Loyalty Ventures Participant from competing in certain respects;

(l)            all Permits primarily related to or primarily used or primarily held for use by the Loyalty Ventures Group in connection with the LoyaltyOne Business;

(m)            Cash and Cash Equivalents solely to the extent (i) located at the Loyalty Ventures Facilities or (ii) primarily related to or primarily used or primarily held for use by the Loyalty Ventures Group in connection with the LoyaltyOne Business;

(n)            subject to the foregoing clause (m), all bank accounts, lock boxes and other deposit arrangements, and all brokerage accounts, in each case solely to the extent (i) located at the Loyalty Ventures Facilities or (ii) primarily related to or primarily used or primarily held for use by the Loyalty Ventures Group or in connection with the LoyaltyOne Business, including, for the avoidance of doubt the Redemption Settlement Assets;

(o)            all accounting and other legal and business books, records, minute books, corporate documents, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form, in each case solely to the extent primarily related to or primarily used or primarily held for use by the Loyalty Ventures Group or in connection with the LoyaltyOne Business;

(p)            (x) all Confidential Information, except for any confidential supervisory information (including confidential supervisory information as identified in 12 C.F.R. § 309.5(g)(8)) of a U.S. federal or state Governmental Authority or any information the disclosure of which by ADS is prohibited by Applicable Law, (y) all cost information, sales and pricing data, supplier records, supplier lists, vendor data, customer data, correspondence and lists, and (z) all product data and literature, brochures, marketing and sales literature, advertising catalogues, photographs, display materials, media materials, packaging materials, artwork, designs, formulations and specifications, quality records and reports (other than any Intellectual Property in any of the foregoing and excluding any Commercial Data), in each case solely to the extent primarily related to or primarily used or primarily held for use by the Loyalty Ventures Group or in connection with the LoyaltyOne Business;

(q)            all Commercial Data to the extent exclusively related to or exclusively used or exclusively held for use by the Loyalty Ventures Group or in connection with the LoyaltyOne Business;

(r)            all goodwill associated with the LoyaltyOne Business, the Loyalty Ventures Group or the Loyalty Ventures Assets; and

(s)            any other assets, of whatever sort, nature or description, that are exclusively related to or exclusively used or exclusively held for use by the Loyalty Ventures Group or in connection with the LoyaltyOne Business and any assets correctly reflected on the books and records of any member of the Loyalty Ventures Group, including, but not limited to, the assets set forth on Schedule 1.01(h);

provided that, notwithstanding the foregoing, the Loyalty Ventures Assets shall not include any Tax assets, which shall be governed by the Tax Matters Agreement.

“Loyalty Ventures Credit Facility” means [•].

“Loyalty Ventures Financing Arrangements” means (i) the Loyalty Ventures Credit Facility and (ii) [•].

“Loyalty Ventures First-Tier Subsidiaries” means each of ADI Crown Helix Limited and LVI Lux Holdings S.àr.l.

“Loyalty Ventures Former Business” means each Former Business previously owned, in whole or in part, or previously operated, in whole or in part, by ADS or any of its Subsidiaries and, as determined by ADS and in its sole discretion, primarily related to the LoyaltyOne Business or that would have comprised part of the Loyalty Ventures Group or the LoyaltyOne Business had such Former Business not been terminated, divested or discontinued prior to the Distribution Time, including the Former Businesses set forth on Schedule 1.01(b), but excluding, for the avoidance of doubt, all ADS Former Businesses.

“Loyalty Ventures Group” means Loyalty Ventures and its Subsidiaries as set forth on Schedule 1.01(i), including all predecessors and successors to such Persons.

“Loyalty Ventures Liabilities” means (without duplication) all of the following (as determined by ADS in its sole discretion):

(a)            any and all Liabilities to the extent relating to, arising out of or in connection with or resulting from the LoyaltyOne Business, the business and operation of the Loyalty Ventures Assets, as currently or formerly operated (including as conducted or operated by any predecessor of any member of the ADS Group or the Loyalty Ventures Group), including the following Liabilities:

(i)            all Liabilities relating to, arising out of or in connection with or resulting from the Loyalty Ventures Financing Arrangements;

(ii)            all Liabilities set forth on Schedule 1.01(c);

(b)            all Liabilities of the ADS Group and/or the Loyalty Ventures Group to the extent relating to, arising out of or in connection with or resulting from any Loyalty Ventures Former Business or any disposition thereof; and

(c)            all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by Loyalty Ventures or any other member of the Loyalty Ventures Group, and all agreements, obligations and other Liabilities of Loyalty Ventures or any member of the Loyalty Ventures Group under this Agreement or any of the other Ancillary Agreements;

provided that, notwithstanding the foregoing, the Loyalty Ventures Liabilities shall not include (i) any Liabilities for Taxes, which shall be governed by the Tax Matters Agreement or (ii) any Liabilities for the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement, all of which shall be governed by the Employee Matters Agreement.

“Loyalty Ventures Participants” has the meaning set forth in the Employee Matters Agreement.

“Liabilities” means any and all Claims, debts, liabilities, damages and/or obligations (including, but not limited to, any Escheat Payment) of any kind, character or description, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses (including attorneys’ fees and expenses and associated investigation costs) relating thereto, and including those Claims, debts, liabilities, damages and/or obligations arising under this Agreement, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking, including in connection with the enforcement of rights hereunder or thereunder.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Permit” means any license, permit, approval, consent, certification, franchise, registration or authorization which has been issued by or obtained from any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PLR” means the private letter ruling and any supplements thereto issued by the IRS to ADS prior to and in connection with the Contribution, Distribution Equity-for-Debt Exchange, Boot Purge and any related transactions.

“PLR Request” has the meaning set forth in the Tax Matters Agreement

“Record Date” means the close of business on [•], 2021, the date determined by the Board of Directors of ADS as the record date for the Distribution.

“Redemption Settlement Assets” means restricted cash, cash equivalents and securities available-for-sale that are designated for settling redemptions by collectors of the AIR MILES reward program in Canada under certain contractual relationships with sponsors of the AIR MILES reward program. The cash and investments related to the redemption fund for the AIR MILES Reward Program are subject to a security interest which is held in trust for the benefit of funding redemptions by collectors. These assets are restricted to funding rewards for the collectors by certain of ADS’ sponsor contracts.

“Restructuring” means the reorganization of certain businesses, assets and liabilities of the ADS Group and the Loyalty Ventures Group to be completed before the Distribution Time in accordance with the Restructuring Plan, including the Contribution.

“Restructuring Plan” means that certain plan of restructuring among Loyalty Ventures and ADS, attached hereto as Annex A.

“Retained Loyalty Ventures Common Stock” has the meaning set forth in the recitals hereto.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date hereof between ADS and Loyalty Ventures substantially in the form of Exhibit B, as such agreement may be amended from time to time in accordance with its terms.

“Tax Opinion” has the meaning set forth in the Tax Matters Agreement.

“Tax Refund” has the meaning set forth in the Tax Matters Agreement.

“Third Party” means any Person that is not a member or an Affiliate of the Loyalty Ventures Group or the ADS Group.

“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof between ADS and Loyalty Ventures substantially in the form of Exhibit C, as such agreement may be amended from time to time in accordance with its terms.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ADILC	Recitals
ADS	Preamble
ADS Assumed Actions	4.02(b)
ADS Claims-Made Policies	4.10(b)
ADS Common Stock	Recitals
ADS Designee	2.03(a)
ADS Group Privileged Materials	4.07(e)
ADS Indemnitees	5.02(a)
ADS Insurance Policies	4.10(a)
ADS Loss Discovered-Policies	4.10(b)
ADS Occurrence-Based Policy	4.10(b)
ADS Shared Policies	4.10(b)
Agreement	Preamble
Amended and Restated Bylaws	2.02(b)(i)
Amended and Restated Certificate of Incorporation	2.02(b)(i)
Boot Purge	Recitals
Cash Proceeds	Recitals
Claim	5.04(a)
Code	Recitals
Contribution	Recitals
Disposing Party	4.05
Distribution	Recitals
Equity-for-Debt Exchange	Recitals
Guarantee	2.09
Indemnified Party	5.04(a)
Indemnifying Party	5.04(a)
Intercompany Accounts	2.06
Loyalty Ventures	Preamble
Loyalty Ventures Assumed Actions	4.02(a)
Loyalty Ventures Common Stock	Recitals
Loyalty Ventures Designee	2.03(a)
Loyalty Ventures Facilities	1.01(a)
Loyalty Ventures Indemnitees	5.03(a)
Patent Rights	1.01(a)
Pre-Distribution Time Communications	4.07(e)
Prior Company Counsel	4.07(d)
Privileged Information	4.07(a)

Term	Section
Privileges	4.07(a)
Post-Distribution Insurance Arrangements	4.10(a)
Receiving Party	4.05
Released Parties	5.01(a)(ii)
Representatives	4.06
Restructuring Agreements	2.04
Third Party Claim	5.04(b)
Trademarks	1.01(a)

Section 1.02. Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

(i)            words used in the singular include the plural and words used in the plural include the singular;

(ii)           references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii)          except as otherwise clearly indicated, reference to any gender includes the other gender;

(iv)          the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v)           reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi)          the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)         reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii)        reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix)           relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(x)           the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xi)           unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(xii)         any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

Article 2
Prior to the Distribution

On or prior to the Distribution Date:

Section 2.01. Information Statement; Listing. ADS shall mail (or shall have mailed) the Information Statement, or a notice of Internet availability thereof, to the holders of ADS Common Stock as of the Record Date. ADS and Loyalty Ventures shall take (or shall have taken) all such actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. ADS and Loyalty Ventures shall prepare, file and pursue (or shall have prepared, filed and pursued) an application to permit listing of the Loyalty Ventures Common Stock on Nasdaq.

Section 2.02. Restructuring and Other Actions prior to the Distribution Time.

(a)            Restructuring. The Restructuring shall have been consummated on or prior to the Distribution Time, including (i) the entry by Loyalty Ventures into the Loyalty Ventures Financing Arrangements and (ii) the Contribution, including the transfer by Loyalty Ventures of the Cash Proceeds from the Loyalty Ventures Financing Arrangements to ADILC in partial consideration for the stock of Loyalty Ventures First-Tier Subsidiaries.

(b)            Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. (i) ADS and Loyalty Ventures shall each take (or shall have taken) all necessary action that may be required to provide for the adoption by Loyalty Ventures of an amended and restated certificate of incorporation of Loyalty Ventures substantially in the form of Exhibit D (the “Amended and Restated Certificate of Incorporation”), and amended and restated bylaws of Loyalty Ventures, substantially in the form of Exhibit E (the “Amended and Restated Bylaws”), and (ii) Loyalty Ventures shall file (or shall have filed) the Amended and Restated Certificate of Incorporation of Loyalty Ventures with the Secretary of State of the State of Delaware.

(c)            The Distribution Agent.  ADS shall enter (or shall have entered) into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(d)            Satisfying Conditions to the Distribution.  ADS and Loyalty Ventures shall cooperate (or shall have cooperated) to cause the conditions to the Distribution set forth in Section 3.01 to be satisfied (or waived by ADS) and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver by ADS).

Section 2.03. Transfers of Certain Other Assets and Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement and to the extent not previously effected in accordance with Section 2.02(a), effective as of the Distribution Time:

(a)            ADS hereby agrees, and hereby causes the relevant member of the ADS Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to Loyalty Ventures or any member of the Loyalty Ventures Group as of the Distribution Time designated by Loyalty Ventures (a “Loyalty Ventures Designee”) all of the right, title and interest of ADS or such member of the ADS Group in and to all of the Loyalty Ventures Assets, if any, held by any member of the ADS Group, and ADS and Loyalty Ventures hereby agree, and hereby cause the relevant member of the Loyalty Ventures Group, to assign, contribute, convey, transfer and deliver to ADS or any member of the ADS Group as of the Distribution Time designated by ADS (a “ADS Designee”) all of the right, title and interest of Loyalty Ventures or such member of the Loyalty Ventures Group in and to all of the ADS Assets, if any, held by any member of the Loyalty Ventures Group; and

(b)            ADS hereby agrees, and hereby causes the relevant member of the ADS Group, to assign, transfer and deliver (or shall have assigned, transferred and delivered) to Loyalty Ventures, and Loyalty Ventures, on behalf of itself or such Loyalty Ventures Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill, all of the Loyalty Ventures Liabilities, if any, to the extent such Loyalty Ventures Liabilities would otherwise remain obligations of any member of the ADS Group, and ADS and Loyalty Ventures hereby agree, and hereby cause the relevant member of the Loyalty Ventures Group, to assign, transfer and deliver (or shall have assigned, transferred and delivered) to ADS, and ADS, on behalf of itself or such ADS Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill, all of the ADS Liabilities, if any, to the extent such ADS Liabilities would otherwise remain obligations of any member of the Loyalty Ventures Group.

(c)            To the extent any assignment, contribution, conveyance, transfer, delivery or assumption of any asset or Liability of either Group as of the Distribution Time is not effected in accordance with this Section 2.03 as of the Distribution Time for any reason (including as a result of the failure of the parties to identify it as being required to be transferred pursuant to this Section 2.03, but subject to Section 2.04), the relevant party shall use all commercially reasonable efforts to effect such transfer as promptly thereafter as practicable.

Section 2.04. Restructuring Agreements. The transfers of the various entities and the contribution, assignment, transfer, conveyance and delivery of the assets and the acceptance and assumption of the Liabilities contemplated by Section 2.02, Section 2.03 and the Restructuring Plan will be effected, in certain cases, pursuant to one or more asset transfer agreements, share transfer agreements, business transfer agreements, certificates of merger and other agreements and instruments (the “Restructuring Agreements”); provided that, in each case, it is intended that the Restructuring Agreements shall serve purely to effect (x) the legal transfer of the Loyalty Ventures Assets or ADS Assets to the Loyalty Ventures Group or the ADS Group, as applicable, in accordance with the Restructuring Plan or as contemplated pursuant to Section 2.02 and Section 2.03 and (y) the acceptance and assumption of the Loyalty Ventures Liabilities or the ADS Liabilities by a member of the Loyalty Ventures Group or the ADS Group, as applicable, in each case, in accordance with the Restructuring Plan or as contemplated pursuant to Section 2.02 and Section 2.03. Notwithstanding anything in any Restructuring Agreement to the contrary, neither ADS nor any member of the ADS Group, on the one hand, nor Loyalty Ventures nor any member of the Loyalty Ventures Group, on the other hand, shall commence, bring or otherwise initiate any Action under any Restructuring Agreement.

Section 2.05. Agreement Relating to Consents Necessary to Transfer Assets and Liabilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset (including any Contract) or any claim or right or any benefit arising thereunder or resulting therefrom, or to assume any Liability, if such transfer, assignment, or assumption without the consent of a Third Party or a Governmental Authority, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default), under any Contract or would otherwise adversely affect the rights of a member of the ADS Group or the Loyalty Ventures Group thereunder. ADS and Loyalty Ventures will use their respective commercially reasonable efforts to obtain the consent of any Third Party (including any Governmental Authority), if any, required in connection with the transfer, assignment or assumption pursuant to Section 2.03 of any such asset or any such claim or right or benefit arising thereunder or to the assumption of any Liability; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent. If and when such consent is obtained, such transfer, assignment and/or assumption shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement. During the period in which any transfer, assignment or assumption is delayed pursuant to this Section 2.05 as a result of the absence of a required consent, the party (or relevant member in its Group) retaining such asset, claim or right shall thereafter hold (or shall cause such member in its Group to hold) such asset, claim or right for the use and benefit of the party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and the party intended to assume an such Liability shall, or shall cause the applicable member of its Group to, pay, hold harmless or reimburse the party (or the relevant member of its Group) retaining such Liability for all amounts paid, incurred in connection with or arising out of the retention of such Liability. In addition, the party retaining such asset, claim or right, or such Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by Applicable Law, such asset, claim or right, or such Liability, in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the party to which such asset, claim or right, or such Liability, is to be transferred or assumed in order to place such party, insofar as reasonably possible, in the same position as if such asset, claim or right, or such Liability, had been transferred or assumed on or prior to the Distribution Time as contemplated hereby and so that all the benefits and burdens relating to such asset, claim or right, or such Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, claim or right, or such Liability, are to inure from and after the Distribution Time to the relevant member of the ADS Group or the Loyalty Ventures Group, as the case may be, entitled to the receipt of such asset, claim or right, or required to assume such Liability.

Section 2.06. Intercompany Accounts. The parties shall settle or extinguish on or prior to the Distribution Date, all intercompany receivables, payables and other balances, in each case, that arise prior to the Distribution Time between members of the ADS Group, on the one hand, and members of the Loyalty Ventures Group, on the other hand (“Intercompany Accounts”), by way of a contribution to capital or distributions from equity and/or one or more cash payments (whether or not on a net basis) in satisfaction of such amounts, in each case without any further Liability of any member of the ADS Group to any member of the Loyalty Ventures Group thereunder, or any further Liability of any member of the Loyalty Ventures Group to any member of the ADS Group thereunder.

Section 2.07. Intercompany Agreements. (a) Except as set forth in Section 2.07(b), all Contracts between members of the ADS Group, on the one hand, and members of the Loyalty Ventures Group, on the other hand, in effect immediately prior to the Distribution are hereby agreed by ADS (on behalf of itself and each member of the ADS Group) and by Loyalty Ventures (on behalf of itself and each member of the Loyalty Ventures Group) to be terminated, cancelled and of no further force and effect from and after the Distribution Time (including any provision thereof that purports to survive termination) without any further Liability to any party thereto.

(b)            The provisions of Section 2.07(a) shall not apply to any of the following Contracts: (i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement (A) to be entered into by any of the parties hereto or any of the members of their respective Groups or (B) to survive the Distribution Date); (ii) any Contract to which any Person, other than solely the parties hereto and the members of their respective Groups, is a party; (iii) any Intercompany Accounts to the extent such Intercompany Accounts were not satisfied and/or settled in accordance with the first sentence of Section 2.06 (it being understood that such Intercompany Accounts shall be satisfied or settled in accordance with the second sentence of Section 2.06); and (iv) the Contracts set forth on Schedule 2.07(b).

Section 2.08. Bank Accounts; Cash Balances.

(a)            ADS and Loyalty Ventures shall, and shall cause the members of their respective Group to, use commercially reasonable efforts such that, on or prior to the Distribution Time, the ADS Group and the Loyalty Ventures Group maintain separate bank accounts and separate cash management processes. Without limiting the generality of the foregoing, ADS and Loyalty Ventures shall use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective prior to the Distribution Time, (x) remove and replace the signatories of any bank or brokerage account owned by Loyalty Ventures or any other member of the Loyalty Ventures Group as of the Distribution Time with individuals designated by Loyalty Ventures and (y) if requested by ADS, remove and replace the signatories of any bank or brokerage account owned by ADS or any other member of the ADS Group as of the Distribution Time with individuals designated by ADS.

(b)            With respect to any outstanding payments initiated by ADS, Loyalty Ventures, or any of their respective Subsidiaries prior to the Distribution Time, such outstanding payments shall be honored following the Distribution by the Person or Group owning the account from which the payment was initiated.

(c)            As between ADS and Loyalty Ventures (and the members of their respective Groups) all payments received after the Distribution Date by either party (or member of its Group) that relate to a business, asset or Liability of the other party (or member of its Group), shall be held by such party for the use and benefit and at the expense of the party entitled thereto. Each party shall maintain an accounting of any such payments, and the parties shall have a monthly reconciliation, whereby all such payments received by each party are calculated and the net amount owed to ADS or Loyalty Ventures, as applicable, shall be paid over with a mutual right of set-off. If at any time the net amount owed to either party exceeds $500,000, an interim payment of such net amount owed shall be made to the party entitled thereto within five (5) Business Days of such amount exceeding $500,000. Notwithstanding the foregoing, neither ADS nor Loyalty Ventures shall act as collection agent for the other party, nor shall either party act as surety or endorser with respect to non-sufficient funds, checks or funds to be returned in a bankruptcy or fraudulent conveyance action. Further notwithstanding the foregoing, treatment of Tax assets shall be governed by the Tax Matters Agreement and shall not be considered in this reconciliation process.

Section 2.09. Replacement of Guarantees. ADS and Loyalty Ventures shall each use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective as of the Distribution Time, terminate or cause a member of the Loyalty Ventures Group to be substituted in all respects for a member of the ADS Group with respect to, and for the members of the ADS Group, as applicable, to be otherwise removed or released from, all obligations of any member of the Loyalty Ventures Group under any guarantee, surety bond, letter of credit, letter of comfort or similar credit or performance support arrangement (each, a “Guarantee”), given or obtained by any member of the ADS Group for the benefit of any member of the Loyalty Ventures Group or the LoyaltyOne Business. If ADS and Loyalty Ventures have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Distribution Time, then, following the Distribution Time (a) the parties shall cooperate to effect such substitution, removal, release and termination as soon as reasonably practicable after the Distribution Time, (b) Loyalty Ventures and the members of the Loyalty Ventures Group shall, from and after the Distribution Time, indemnify against, hold harmless and promptly reimburse the members of the ADS Group for any payments made by members of the ADS Group and for any and all Liabilities of the members of the ADS Group arising out of, or in performing, in whole or in part, any obligation under any such Guarantee, and (c) without the prior written consent of ADS, no member of the Loyalty Ventures Group may renew, extend the term of, increase any obligations under, or transfer to a third Person, any Liability for which any member of the ADS Group is or might be liable pursuant to an applicable Guarantee unless such Guarantee, and all applicable obligations of the members of the ADS Group with respect thereto, are thereupon terminated pursuant to documentation reasonably acceptable to ADS.

Section 2.10. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Law or applicable agreements or otherwise to consummate and make effective any transfers of assets, assignments and assumptions of Liabilities and any other transactions contemplated hereby, including using its commercially reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent or approval.

Article 3
Distribution

Section 3.01. Conditions Precedent to Distribution. (a) In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by ADS in its sole discretion):

(i)            the Restructuring shall have been completed, including the consummation of the Loyalty Ventures Financing Arrangements and the Contribution, including the transfer by Loyalty Ventures of the Cash Proceeds of the Loyalty Ventures Financing Arrangements to ADILC in partial consideration for the stock of Loyalty Ventures First-Tier Subsidiaries;

(ii)           the Board of Directors of ADS shall have approved the Distribution and shall not have abandoned the Distribution or terminated this Agreement at any time prior to the Distribution;

(iii)          the Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement, or a notice of Internet availability thereof, shall have been mailed to holders of the ADS Common Stock as of the Record Date;

(iv)          all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(v)           the Loyalty Ventures Common Stock to be delivered in the Distribution shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(vi)          the Board of Directors of Loyalty Ventures, as named in the Information Statement, shall have been duly appointed, and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Form 10, shall be in effect;

(vii)         each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(viii)       ADS shall have received the PLR and the Tax Opinion (neither of which shall have been revoked or modified in any material respect), both of which are reasonably satisfactory to ADS ;

(ix)          no Applicable Law shall have been adopted, promulgated or issued, and be in effect, that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby;

(x)           any material governmental approvals and consents and any material permits, registrations and consents from Third Parties, in each case, necessary to effect the Distribution and to permit the operation of the Loyalty Ventures Group and the LoyaltyOne Business after the Distribution Date substantially as it is conducted at the date hereof shall have been obtained; and

(xi)          no event or development shall have occurred or exist that, in the judgment of the Board of Directors of ADS, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

(b)            Each of the conditions set forth in Section 3.01(a) is for the sole benefit of ADS and shall not give rise to or create any duty on the part of ADS or its Board of Directors to waive or not to waive any such condition or to effect the Distribution, or in any way limit ADS’ rights of termination as set forth in Section 6.12 or alter the consequences of any termination from those specified in Section 6.12. Any determination made by ADS on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.01 shall be conclusive and binding on the parties and all other affected Persons.

Section 3.02. The Distribution. (a) ADS shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution. ADS may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution. For the avoidance of doubt, nothing in this Agreement shall in any way limit ADS’ right to terminate this Agreement or the Distribution as set forth in Section 6.12 or alter the consequences of any such termination from those specified in Section 6.12.

(b)            Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, ADS shall take such steps as are reasonably necessary or appropriate to permit the Distribution by the Distribution Agent of validly issued, fully paid and non-assessable shares of Loyalty Ventures Common Stock, registered in book-entry form through the registration system, (ii) the Distribution shall be effective at the Distribution Time, and (iii) subject to Section 3.03, ADS shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of ADS Common Stock as of the Record Date, by means of a pro rata dividend, one share of Loyalty Ventures Common Stock for every [•] shares of ADS Common Stock so held. Following the Distribution Date, Loyalty Ventures agrees to provide all book-entry transfer authorizations for shares of Loyalty Ventures Common Stock that ADS or the Distribution Agent shall require (after giving effect to Sections 3.03 and 3.04) in order to effect the Distribution.

(c)            To the extent contemplated in the PLR Request: (i) Following the Distribution Date but within thirty (30) days following the Distribution Date, ADS shall complete the Boot Purge by using the Cash Proceeds to repay or repurchase certain of its debt from third-party lenders; (ii) ADS shall complete the Equity-for-Debt Exchange, if any, within one year of the Distribution; (iii) ADS shall dispose of any Retained Loyalty Ventures Common Stock that is not transferred in the Equity-for-Debt Exchange not later than five (5) years after the Distribution; and (iv) ADS shall use cash proceeds it receives in Step 5 of the Restructuring Plan to repay or repurchase certain of its debt from third-party lenders.

(d)            With respect to each payment (if any) received by ADS that constitutes a Deemed Distribution under the Tax Matters Agreement, including any such payment of a Tax Refund, ADS shall, to the extent contemplated in the PLR Request, within thirty (30) days following the receipt thereof, use the funds received in such payment to (1) repurchase ADS common stock, (2) make pro rata special cash distributions to its shareholders, and/or (3) repay or repurchase debt from third-party lenders.

Section 3.03. Fractional Shares. No fractional shares of Loyalty Ventures Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine (based on the aggregate number of shares held by each holder) the number of whole shares and the fractional share of Loyalty Ventures Common Stock allocable to each holder of ADS Common Stock as of the Record Date. Upon the determination by the Distribution Agent of such numbers of whole shares and fractional shares, as soon as practicable on or after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall aggregate the fractional shares into whole shares and shall sell the whole shares obtained thereby for cash on the open market (with the Distribution Agent, in its sole discretion, determining when, how and through which broker-dealer(s) and at which price(s) to make such sales) and shall thereafter promptly distribute to each such holder entitled thereto (pro rata based on the fractional share such holder would have been entitled to receive in the Distribution) the resulting aggregate cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage fees and commissions, transfer taxes and other costs attributed to the sale of shares pursuant to this Section 3.02(c). Neither ADS nor Loyalty Ventures will be required to guarantee any minimum sale price for the fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares.

Section 3.04. NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS OR MATTERS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE BUSINESS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED OR LICENSED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH WITH RESPECT TO THE RESTRUCTURING OR THE DISTRIBUTION). EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED OR LICENSED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY DISTRIBUTION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

Article 4
Covenants

Section 4.01. Books and Records; Access to Information. (a) To the extent not previously transferred in accordance with Section 2.02(a) or Section 2.03, from and after the Distribution Date, ADS shall, and shall cause the members of the ADS Group to, deliver to Loyalty Ventures or any Loyalty Ventures Designee any books and records that are Loyalty Ventures Assets (or copies of relevant portions thereof if such books and records contain information not related to the Loyalty Ventures Group or the LoyaltyOne Business) found to be in the possession of ADS or any member of the ADS Group in accordance with the applicable terms of the Transition Services Agreement and the applicable schedules thereto; provided that without limiting any express delivery requirements under this Section 4.01(a) and the terms of the Transition Services Agreement, neither ADS nor any member of the ADS Group shall be required to conduct any general search or investigation of its files for such books and records other than with respect to Commercial Data. Notwithstanding anything in this Agreement to the contrary, ADS shall not transfer or otherwise disclose or deliver to Loyalty Ventures any confidential supervisory information (including confidential supervisory information as identified in 12 C.F.R. § 309.5(g)(8)) of a U.S. federal or state Governmental Authority or any information the disclosure of which by ADS is prohibited by Applicable Law.

(b)            Without limiting the express delivery requirements of Section 4.01(a) or any Ancillary Agreement, for a period of seven years after completion of the Transition Services Agreement, each Group shall afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access (which shall include, to the extent reasonably requested, the right to make copies) during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent any required consents have been obtained), information (excluding any Commercial Data), employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that (i) any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access and (ii) if any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any Privilege applicable to such party or any member of its Group, the parties shall use commercially reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

(c)            Without limiting the express delivery requirements of Section 4.01(a) or any Ancillary Agreement, to the extent not prohibited by Applicable Law, through the term of the Transition Services Agreement (and for a reasonable period of time afterwards as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which ADS provides services to Loyalty Ventures under the Transition Services Agreement), each party shall use its commercially reasonable efforts to cooperate with the other party’s information requests (other than with respect to any Commercial Data) to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other party’s auditors timely to complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other Applicable Laws.

(d)            The Parties’ treatment of historical employee emails is set forth on Schedule 4.01(d).

Section 4.02. Litigation Matters. (a) Effective as of the Distribution Time, the applicable member of the Loyalty Ventures Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the Loyalty Ventures Assumed Actions and, subject to Section 5.04(c), all Liabilities and fees and costs relating to the defense of the Loyalty Ventures Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of the Distribution Time, or, that are incurred on or after the Distribution Time. “Loyalty Ventures Assumed Actions” means (x) those Actions primarily related to the Loyalty Ventures Group or the LoyaltyOne Business, including those in which any member of the ADS Group or any Affiliate of a member of the ADS Group is a defendant or a party against whom the claim or investigation is directed that are primarily related to the Loyalty Ventures Group or the LoyaltyOne Business, (y) those Actions set forth on Schedule 4.02(a)(i) and (x) all Actions that Loyalty Ventures has elected to control the defense of as the Indemnifying Party pursuant to Section 5.04(b). If any member of the ADS Group has any rights or claims against a Third Party insurer or other Third Party in connection with or relating to any Loyalty Ventures Assumed Action, such member shall, subject to Section 2.05, transfer and assign to the applicable member of the Loyalty Ventures Group all such rights or claims and cooperate with the Loyalty Ventures Group in connection with the enforcement and collection thereof. For the avoidance of doubt, effective as of the Distribution Time, Loyalty Ventures shall be entitled to all recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off, in each case, with respect to the Loyalty Ventures Assumed Actions. ADS hereby agrees to transfer or pay, and to cause any applicable member of the ADS Group to transfer or pay, to Loyalty Ventures, to the extent held by the ADS Group, any such recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off as promptly as possible.

(b)            Effective as of the Distribution Time, the applicable member of the ADS Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the ADS Assumed Actions and, subject to Section 5.04(c), all fees and costs relating to the defense of the ADS Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of or after the Distribution Time, or, that are incurred on or after the Distribution Time. “ADS Assumed Actions” means (x) those Actions primarily related to the ADS Business, including those in which any member of Loyalty Ventures Group or any Affiliate of a member of the Loyalty Ventures Group is a defendant or a party against whom the claim or investigation is directed that are primarily related to the ADS Business, (y) those Actions set forth on Schedule 4.02(b) and (z) all Actions that ADS has elected to control the defense of as the Indemnifying Party pursuant to Section 5.04(b). If any member of the Loyalty Ventures Group has any rights or claims against a Third Party insurer or other Third Party in connection with or relating to any ADS Assumed Action, such member shall, subject to Section 2.05, transfer and assign to the applicable member of the ADS Group all such rights or claims and cooperate with the ADS Group in connection with the enforcement and collection thereof. For the avoidance of doubt, effective as of the Distribution Time, ADS shall be entitled to all recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off, in each case, with respect to the ADS Assumed Actions. Loyalty Ventures hereby agrees to transfer or pay, and to cause any applicable member of the Loyalty Ventures Group to transfer or pay, to ADS, to the extent held by the Loyalty Ventures Group, any such recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off as promptly as possible.

(c)            Each party agrees that, at all times from and after the Distribution Time, if an Action relating primarily to its Business is commenced by a Third Party naming a member of each Group as defendants thereto, such action shall be deemed to be a Loyalty Ventures Assumed Action (in the case of an Action primarily related to the Loyalty Ventures Group or the LoyaltyOne Business) or an ADS Assumed Action (in the case of an Action primarily related to the ADS Business) and the party as to which the Action primarily relates shall use its commercially reasonable efforts to cause the other party or member of its Group to be removed from such Action.

(d)            The parties agree that, at all times from and after the Distribution Time, if any Action is commenced by a Third Party naming a member of each Group as a defendant thereto and the parties are not able to reasonably determine whether such Action primarily relates to the Loyalty Ventures Group or the LoyaltyOne Business or the ADS Business, then the parties shall cooperate in good faith to determine which party and the members of its Group shall control and be responsible for such Action in accordance with the terms of this Section 4.02, and the parties will consult to the extent necessary or advisable with respect to such Action.

(e)            Each Group shall use commercially reasonable efforts to make available to the other Group and its attorneys, accountants, consultants and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably requested in connection with any Action arising out of either Group’s Business prior to the Distribution Time in which the requesting Group may from time to time be involved.

(f)            Notwithstanding the foregoing, this Section 4.02 shall not require the party to whom any request pursuant to Section 4.02(e) has been made to make available Persons or information if such party determines that doing so would, in the reasonable good faith judgment of such party, reasonably be expected to result in any violation of any Applicable Law or agreement or adversely affect its ability to successfully assert a claim of Privilege under Applicable Law; provided, that the parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence.

Section 4.03. Reimbursement. Each Group providing information or witnesses to the other Group or otherwise incurring any out-of-pocket expense in connection with transferring books and records or otherwise cooperating under Section 4.01 or Section 4.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

Section 4.04. Ownership of Information. All information owned by one party (or a member of its Group) that is provided to the other party (or a member of its Group) under Section 4.01 or Section 4.02 shall be deemed to remain the property of the providing party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 4.05. Retention of Records. Except as otherwise required by Applicable Law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain any and all information in its possession or control relating to the other Group’s Business in accordance with the document retention practices of ADS as in effect as of the date hereof. Neither party shall destroy, or permit the destruction, or otherwise dispose, or permit the disposal, of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing (or whose Group member is proposing) such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that, if the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any Privilege applicable to such party or any member of its Group, the parties shall use commercially reasonable efforts to permit the prompt compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable party until such party or member of its Group is notified by the other party that the litigation hold is no longer in effect.

Section 4.06. Confidentiality. Each party acknowledges that it or a member of its Group may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other party or any member of its Group (including information in the possession of such other party relating to its clients or customers). Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) and the members of its Group and their Representatives to hold in strict confidence and not to use, except as permitted by this Agreement, or any Ancillary Agreement all such Confidential Information concerning the other Group unless (a) such party or any of the members of its Group or its or their Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (b) such Confidential Information can be shown to have been (i) in the public domain through no fault of such party or any of the members of its Group or its or their Representatives, (ii) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such party to be under any legal obligation to keep such information confidential or (iii) developed or used in its business by such party or any of the members of its Group or its or their Representatives without the use of any Confidential Information of the other Group. Notwithstanding the foregoing, such party or member of its Group or its or their Representatives may disclose such Confidential Information to the members of its Group and its or their Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such information confidentially. The obligation of each party and the members of its Group and its and their Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information. If such party or any of a member of its Group or any of its or their Representatives becomes legally compelled to disclose any documents or information subject to this Section 4.06, such party will promptly notify the other party and, upon request, use commercially reasonable efforts to cooperate with the other party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 4.06, such party or the member of its Group or its or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each party agrees to be responsible for any breach of this Section 4.06 by it, the members of its Group and its and their Representatives.

Section 4.07. Privileged Information. (a) The parties acknowledge that members of the ADS Group, on the one hand, and members of the Loyalty Ventures Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”). Each party agrees to use commercially reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege in order to prevent any of the other Group’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other party’s consent. Without limiting the generality of the foregoing, a party and its Affiliates shall not, without the other party’s prior written consent, (i) waive any Privilege with respect to any of the other party’s or any member of its Group’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions reasonably necessary to preserve any Privilege with respect to any such Privileged Information.

(b)          Upon receipt by a party or any member of such party’s Group of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other party or a member of its Group, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it or a member of its Group may have under this Section 4.07 or otherwise to prevent the production or disclosure of such Privileged Information. Each party agrees that neither it nor any member of its Group will produce or disclose any information that may be covered by a Privilege of the other party or a member of its Group under this Section 4.07 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered an order finding that the information is not entitled to protection under any applicable Privilege or otherwise requires disclosure of such information.

(c)           In the event that any member of the ADS Group and any member of the Loyalty Ventures Group cooperate in the mutual defense of any Third Party Claim, such cooperation shall not constitute a waiver or qualification of such party’s right to assert and defend any applicable claim to Privilege.

(d)          Each of the ADS Group and the Loyalty Ventures Group covenants and agrees that, following the Distribution Time, Davis Polk & Wardwell LLP or any other internal or external legal counsel currently representing the Loyalty Ventures Group (each a “Prior Company Counsel”) may serve as counsel to the ADS Group and its Affiliates in connection with any matters arising under or related to this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including with respect to any litigation, Claim or obligation arising out of or related to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, notwithstanding any representation by the Prior Company Counsel prior to the Distribution Time. The ADS Group and the Loyalty Ventures Group hereby irrevocably (i) waive any Claim they have or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenant and agree that, in the event that a dispute arises after the Distribution Time between the Loyalty Ventures Group (or any of its Affiliates) and the ADS Group (or any of its Affiliates), Prior Company Counsel may represent any member of the ADS Group and any Affiliates thereof in such dispute even though the interests of such Person(s) may be directly adverse to the Loyalty Ventures Group and even though Prior Company Counsel may have represented the Loyalty Ventures Group in a matter substantially related to such dispute.

(e)           All communications between members of the ADS Group, on the one hand, and Prior Company Counsel, on the other hand, related to the transactions contemplated by this Agreement or any Ancillary Agreement shall be deemed to be attorney-client confidences that belong solely to such members of the ADS Group or the Prior Company Counsel (the “Pre-Distribution Time Communications”). Accordingly, the Loyalty Ventures Group shall not have access to any such Pre-Distribution Time Communications or to the files of Prior Company Counsel relating to such engagement related to the transactions contemplated hereby from and after the Distribution Time, and all books, records and other materials of the Loyalty Ventures Group in any medium (including electronic copies) containing or reflecting any of the Pre-Distribution Time Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to the ADS Group effective as of the Distribution Time (collectively, the “ADS Group Privileged Materials”). The ADS Group may cause all of the ADS Group Privileged Materials to be distributed to the ADS Group immediately prior to the Distribution Time with no copies thereof retained by the Loyalty Ventures Group or its respective representatives, and all such distributed ADS Group Privileged Materials shall be excluded from the transactions contemplated by this Agreement and each Ancillary Agreement. From and after the Distribution Time, in the event that any member of the Loyalty Ventures Group shall possess any ADS Group Privileged Materials, such member of the Loyalty Ventures Group shall promptly cause such ADS Group Privileged Materials to be distributed to the ADS Group in accordance with this Section 4.07(e) or destroyed, at the election of Loyalty Ventures. In addition, from and after the Distribution Time, (i) the Loyalty Ventures Group and its representatives shall maintain the confidentiality of the ADS Group Privileged Materials and (ii) none of the members of the Loyalty Ventures Group or their respective representatives shall access or in any way, directly or indirectly, use or rely upon any ADS Group Privileged Materials (whether or not distributed to the ADS Group prior to the Distribution Time in accordance with this Section 4.07(e)). To the extent that any ADS Group Privileged Materials are not delivered to the ADS Group, the Loyalty Ventures Group agrees not to assert a waiver of any applicable Privilege or protection with respect to such materials. Without limiting the generality of the foregoing, from and after the Distribution Time, (a) the ADS Group shall be the sole holders of the Privileges with respect to the ADS Group Privileged Materials, and no member of the Loyalty Ventures Group shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of ADS Group Privileged Materials constitute property of the client, only the ADS Group shall hold such property rights, (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any ADS Group Privileged Materials to the Loyalty Ventures Group by reason of any attorney-client relationship between Prior Company Counsel and the Loyalty Ventures Group and (d) after the Distribution Date, all communications between members of the Loyalty Ventures Group, on the one hand, and any attorneys retained by any member of the Loyalty Ventures Group, on the other hand, shall be deemed to be attorney-client confidences that belong solely to such members of the Loyalty Ventures Group or such attorneys. Each of the Loyalty Ventures Group and the ADS Group hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 4.07(e), including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 4.07(e) is for the benefit of the ADS Group and Prior Company Counsel, and the ADS Group and Prior Company Counsel are intended third party beneficiaries of this Section 4.07(e). This Section 4.07(e) shall be irrevocable, and no term of this Section 4.07(e) may be amended, waived or modified, without the prior written consent of the ADS Group and Prior Company Counsel. The covenants and obligations set forth in this Section 4.07(e) shall survive for ten (10) years following the Distribution Time.

Section 4.08. Limitation of Liability Regarding Books and Records. Except as otherwise provided in this Agreement, no party shall have any liability to any other party in the event that any information, books or records exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested information, books or records is not provided, in the absence of willful misconduct by the party requested to provide such information, books or records. No party shall have any liability to any other party if any information, books or records is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 4.05.

Section 4.09. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article 4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of information set forth in any Ancillary Agreement. Notwithstanding anything in this Agreement to the contrary, (i) the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information and (ii) the Employee Matters Agreement shall govern the retention of employment and benefits related records.

Section 4.10. Conduct of Incidents Subject to ADS Insurance. (a) Loyalty Ventures, for itself and the members of its Group, acknowledges that coverage for the Loyalty Ventures Group or the LoyaltyOne Business under the insurance policies of ADS and the members of the ADS Group (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover only the Loyalty Ventures Group after the Distribution Time (the “Post-Distribution Insurance Arrangements”)) (the “ADS Insurance Policies”) will cease as of the Distribution Time, and that, except as set forth in this Section 4.10, neither ADS nor any member of its Group will purchase any “tail” policy or other additional or substitute coverage for the benefit of Loyalty Ventures or the members of the Loyalty Ventures Group relating to the LoyaltyOne Business applicable in any period after the Distribution Time.

(b)          Notwithstanding the foregoing, ADS, for itself and the members of its Group, agrees that ADS or a member of its Group shall, with respect to (x) any act, circumstance, occurrence or incident arising prior to the Distribution Time that relates to the Loyalty Ventures Group or the LoyaltyOne Business that is potentially covered by an occurrence-based insurance policy of ADS or any member of its Group (each, a “ADS Occurrence-Based Policy”) in effect prior to the Distribution Time, (y) any act, circumstance, occurrence or incident arising or occurring prior to the Distribution Time that relates to the Loyalty Ventures Group or the LoyaltyOne Business that is potentially covered by an insurance policy of ADS or any member of its Group written on a “claims made” basis (“ADS Claims-Made Policies”) in effect prior to the Distribution Time, or (z) any act, circumstance, occurrence or incident arising or occurring prior to the Distribution Time that relates to the Loyalty Ventures Group or the LoyaltyOne Business that is potentially covered by an insurance policy of ADS or any member of its Group written on a “loss discovered” basis (“ADS Loss Discovered-Policies” and together with the ADS Occurrence-Based Policies and the ADS Claims-Made Policies, the “ADS Shared Policies”) (i) not relinquish any of its rights, or take any actions (other than the making of claims under the ADS Shared Policies including for the benefit of the ADS Group) that could reasonably be expected to reduce or otherwise limit the available coverage for any claim or incident arising prior to the Distribution Time that relates to the Loyalty Ventures Group or the LoyaltyOne Business, under any of the ADS Shared Policies, (ii) upon request of Loyalty Ventures or any member of its Group, report such claim or incident to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of the applicable ADS Shared Policy and to use commercially reasonable efforts to administer such claims, (iii) include Loyalty Ventures and the applicable member of its Group on material correspondence and possible litigation proceedings relating to such claim or incident and (iv) instruct that such proceeds are paid directly to the injured party in settlement of any claims, rather than to ADS or the members of its Group, or, if such proceeds are received by ADS or any member of its Group, pay such proceeds over to Loyalty Ventures or the applicable member of its Group; provided that Loyalty Ventures and the applicable members of its Group shall notify ADS promptly of any potential claim, shall cooperate in the investigation and pursuit of any claim, shall have the right to effectively associate in the pursuit of any claim, including the ability to withhold its consent to any proposed claim settlement (such consent not to be unreasonably conditioned, withheld or delayed) and shall bear all out-of-pocket expenses incurred by ADS or the members of its Group in connection with the foregoing; provided further that ADS and the members of its Group shall be obligated to use only commercially reasonable efforts to pursue any claims that are potentially covered by available ADS Shared Policies and shall not, for the avoidance of doubt, have any obligation to commence any litigation with respect to any matter potentially covered by any ADS Shared Policy unless the costs of such litigation are borne by Loyalty Ventures. Loyalty Ventures shall bear responsibility for any deductible or retention payments required to be made under the ADS Shared Policies in respect of any such claims.

(c)           If, after the Distribution Time, Loyalty Ventures or any of the members of its Group reasonably requires any information regarding claims data for renewal purposes or other information pertaining to a claim or to any occurrence or alleged wrongful acts which occurred prior to the Distribution Time (regardless of when such occurrences or alleged wrongful acts may be reported) that could reasonably be expected to give rise to a claim (including any pre-Distribution claims under any ADS Shared Policy) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then, subject to the provisions in Section 4.10, ADS shall cause such information to be supplied to Loyalty Ventures or the applicable member of its Group, to the extent such information is in its possession and control or can be reasonably obtained by ADS (or the members of its Group), as applicable, reasonably promptly upon a written request therefor. In furtherance of the foregoing, if any Third Party requires the consent of ADS or any of the members of its Group to the disclosure of claims data or information maintained by an insurance company or other Third Party in respect of any claim (including any pre-Distribution claims under any ADS Shared Policy), such consent shall not be unreasonably withheld, conditioned or delayed.

Section 4.11. Trademark Phase Out.

(a)           As soon as reasonably practicable, but in any event within one hundred eighty (180) days, following the Distribution Time, Loyalty Ventures shall, and shall cause its Subsidiaries to, cease any and all use of the ADS Names and Marks and remove, conceal, cover, redact and/or replace the ADS Names and Marks from any and all Loyalty Ventures Assets and any other assets and materials under their possession or control bearing such ADS Names and Marks.

(b)           As soon as reasonably practicable, but in any event within one hundred eighty (180) days, following the Distribution Time, ADS shall, and shall cause its Subsidiaries to, cease any and all use of the Loyalty Ventures Names and Marks and remove, conceal, cover, redact and/or replace the Loyalty Ventures Names and Marks from any and all ADS Assets and any other assets and materials under their possession or control bearing such Loyalty Ventures Names and Marks.

Section 4.12. Governance Matters. The parties hereto shall take all necessary action within their power to cause Roger Ballou to be appointed as Chairman of the Board of Directors of Loyalty Ventures effective as of the Distribution Time (the “Overlapping Board Member”). The Overlapping Board Member’s term will expire after three years, with no opportunity for reelection.

Article 5
Release; Indemnification

Section 5.01. Release of Pre-Distribution Claims.

(a)           Except (i) as provided in Section 5.01(b) and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, each party does hereby, on behalf of itself and each member of its Group, and each of their successors and assigns, release and forever discharge the other party and the other members of such party’s Group, and their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, employees or attorneys serving as independent contractors of such other party or any member of its Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all demands, Claims, Actions and Liabilities whatsoever, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by, any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date. In furtherance of the foregoing, each party shall cause each of the members of its respective Group to, effective as of the Distribution Time, release and forever discharge each of the Released Parties of the other Group as and to the same extent as the release and discharge provided by such party pursuant to the foregoing provisions of this Section 5.01(a).

(b)          Nothing contained in Section 5.01(a) shall impair any right of any Person identified in Section 5.01(a) to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 5.01(a) shall release or discharge any Person from:

(i)        any Liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Ancillary Agreements;

(ii)       any Liability that is expressly specified in this Agreement (including Section 2.06 and Section 2.07) or any Ancillary Agreement to continue after the Distribution Time, but subject to any limitation set forth in this Agreement (including Section 2.06 and Section 2.07) or any Ancillary Agreement relating specifically to such Liability;

(iii)      any Liability that the parties may have with respect to claims for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article 5, or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv)      any Liability the release of which would result in the release of any Person, other than a member of the ADS Group or any related Released Party; provided, however, that the parties hereto agree not to bring or allow their respective Subsidiaries to bring suit against the other party or any related Released Party with respect to any such Liability.

In addition, nothing contained in Section 5.01(a) shall release any party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such party or any member of its Group, at or prior to the Distribution Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations; provided, however, that to the extent applicable, Section 5.02 hereof shall determine whether any party shall be required to indemnify the other or a member of its Group in respect of such Liability.

(c)           No party hereto shall make, nor permit any member of its Group to make, any Claim or demand, or commence any Action asserting any Claim or demand, including any Claim of contribution or indemnification, against the other party, or any related Released Party, with respect to any Liability released pursuant to Section 5.01(a).

(d)           It is the intent of each of the parties by virtue of the provisions of this Section 5.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between members of the ADS Group, on the one hand, and members of the Loyalty Ventures Group, on the other hand, (including any Contract existing or alleged to exist between the parties on or before the Distribution Date), except as expressly set forth in Section 5.01(b) or as expressly provided in this Agreement or any Ancillary Agreement. At any time, at the reasonable request of either ADS or Loyalty Ventures, the other party hereto shall execute and deliver (and cause its respective Subsidiaries to execute and deliver) releases reflecting the provisions hereof.

Section 5.02. Loyalty Ventures Indemnification of the ADS Group. (a) Effective as of and after the Distribution Time, Loyalty Ventures shall indemnify, defend and hold harmless each member of the ADS Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “ADS Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the ADS Indemnitees arising out of or in connection with (i) any of the Loyalty Ventures Liabilities, or the failure of any member of the Loyalty Ventures Group to pay, perform or otherwise discharge any of the Loyalty Ventures Liabilities, (ii) any breach by Loyalty Ventures or any member of the Loyalty Ventures Group of this Agreement or any Ancillary Agreement, (iii) the ownership or operation of the LoyaltyOne Business or the Loyalty Ventures Assets, whether prior to, on or after the Distribution Date, (iv) any payments made by ADS or any member of the ADS Group in respect of any Guarantee given or obtained by any member of the ADS Group for the benefit of any member of the Loyalty Ventures Group or the LoyaltyOne Business, or any Liability of any member of the ADS Group in respect thereof, and (v) any use of any ADS Names and Marks by Loyalty Ventures.

(b)           Except to the extent set forth in Section 5.03(b), effective as of and after the Distribution Time, Loyalty Ventures shall indemnify, defend and hold harmless each of the ADS Indemnitees and each Person, if any, who controls any ADS Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if Loyalty Ventures shall have furnished any amendments or supplements thereto), the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the Loyalty Ventures Financing Arrangements or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.03. ADS Indemnification of the Loyalty Ventures Group. (a) Effective as of and after the Distribution Time, ADS shall indemnify, defend and hold harmless each member of the Loyalty Ventures Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “Loyalty Ventures Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the Loyalty Ventures Indemnitees and arising out of or in connection with (i) any of the ADS Liabilities, or the failure of any member of the ADS Group to pay, perform or otherwise discharge any of the ADS Liabilities, (ii) the ownership or operation of the ADS Business or the ADS Assets, whether prior to, on or after the Distribution Date, (iii) any breach by ADS or any member of the ADS Group of this Agreement or any Ancillary Agreement, and (iv) any use of any Loyalty Ventures Names and Marks by ADS.

(b)           Effective as of and after the Distribution Time, ADS shall indemnify, defend and hold harmless each of the Loyalty Ventures Indemnitees and each Person, if any, who controls any Loyalty Ventures Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if Loyalty Ventures shall have furnished any amendments or supplements thereto), the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the Loyalty Ventures Financing Arrangements or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based on information furnished by ADS solely in respect of the ADS Group and which information is set forth on Schedule 5.03(b).

Section 5.04. Procedures. (a) The party seeking indemnification under Section 5.02 or Section 5.03 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b)          The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third Party Claim”) and, subject to the limitations set forth in this Section 5.04, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 5.04(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnifying Party does not so notify the Indemnified Party, the Indemnified Party shall have the right to defend or contest such Third Party Claim through counsel chosen by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 5.04. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific).

(c)           If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 5.04(b), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person, and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and, at its own expense, to employ separate counsel of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable and documented fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense. Notwithstanding anything else contained herein, if any claim or matter that may be indemnifiable hereunder involves or relates to any bank or financial regulatory matter affecting ADS, then ADS will have the right to control the defense of such claim or matter (which shall be at Loyalty Ventures’ cost if ADS is the Indemnified Party hereunder with respect to such claim or matter).

(d)           Each party shall (consistent with Section 4.02) cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)           Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage (consistent with Section 4.10), or from any other Person alleged to be responsible, for any Liabilities payable under Section 5.02 or Section 5.03 and the reasonable expenses incurred in connection therewith will be treated as Liabilities subject to indemnification hereunder.

(f)           If any Third Party Claim shall be brought against a member of each Group, then such Action shall be deemed to be a Loyalty Ventures Assumed Action or an ADS Assumed Action in accordance with Sections 4.02(a) or 4.02(b), to the extent applicable, and Loyalty Ventures, in the case of any Loyalty Ventures Assumed Action, or ADS, in the case of any ADS Assumed Action, shall be deemed to be the Indemnifying Party for the purposes of this Article 5. In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the parties will use commercially reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

Section 5.05. Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 5.02 or Section 5.03 shall be paid (i) net of any amounts actually recovered by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor, and (ii) taking into account any Tax benefit realized by the Indemnified Party and any Tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Liabilities. ADS and Loyalty Ventures agree that, for United States federal income tax purposes, any payment made pursuant to this Article 5 will be treated as provided under Section 12(b) of the Tax Matters Agreement. If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible for any Liabilities, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable.

Section 5.06. Contribution. If for any reason the indemnification provided for in Section 5.02 or Section 5.03 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the ADS Group, on the one hand, and the Loyalty Ventures Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Liabilities. In case of any Liabilities arising out of or related to information contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if Loyalty Ventures shall have furnished any amendments or supplements thereto), the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the Loyalty Ventures Financing Arrangements, the relative fault of the ADS Group, on the one hand, and the Loyalty Ventures Group, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by Loyalty Ventures or any member of its Group, on the one hand, or ADS or any member of its Group (but solely to the extent such information is set forth on Schedule 5.03(b)), on the other hand.

Section 5.07. Non-Exclusivity of Remedies. Subject to Section 5.01, the remedies provided for in this Article 5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 5.04 and 5.05 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 5.08. Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 5 shall survive the sale or other transfer of any party or any of its assets, business or liabilities.

Section 5.09. Ancillary Agreements. If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

Article 6
Miscellaneous

Section 6.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

If to ADS to:

Alliance Data Systems Corporation

7500 Dallas Parkway, Suite 700

Plano, Texas 75024

Attn: General Counsel

Email: generalcounsel@alliancedata.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:	Louis Goldberg

Email: louis.goldberg@davispolk.com

If to Loyalty Ventures to:

Loyalty Ventures Inc.

7500 Dallas Parkway, Suite 700

Plano, Texas 75024

Attn: General Counsel

Email: generalcounsel@loyalty.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:	Louis Goldberg

Email: louis.goldberg@davispolk.com

or such other address or email address as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.02. Plan of Reorganization. This Agreement, together with the Ancillary Agreements and other documents implementing the Contribution, Distribution, Equity-for-Debt Exchange and Boot Purge, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g).

Section 6.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by ADS and Loyalty Ventures, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 6.04. Expenses. ADS and Loyalty Ventures shall each bear the costs and expenses incurred or paid in connection with the Restructuring, the Distribution and any other related transaction, as applicable, set forth below their respective names on Schedule 6.03. All other third-party fees, costs and expenses paid or incurred in connection with the foregoing (except as specifically allocated pursuant to the terms of this Agreement or any Ancillary Agreement) will be paid by the party incurring such fees or expenses, whether or not the Distribution occurs, or as otherwise agreed by the parties in writing.

Section 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

Section 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 6.07. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 4.07 and the indemnification and release provisions of Article 5, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 6.08. Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents. Without limiting Section 5.09 and subject to Section 6.08, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters; provided, that except as provided for in Section 2.04 to extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Restructuring Agreement, this Agreement shall control with respect to all matters.

Section 6.09. Tax and Employee Matters. Except as otherwise expressly provided herein, this Agreement shall not govern (i) Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement, as applicable or (ii) employee matters (including any labor, compensation plans, benefit plans and related matters thereto), which shall be exclusively governed by the Employee Matters Agreement. For the avoidance of doubt, to the extent of any inconsistency between this Agreement and either of the Tax Matters Agreement or Employee Matters Agreement, the terms of the Tax Matters Agreement or Employee Matters Agreement, as the case may be, shall govern.

Section 6.10. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside of the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

Section 6.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.12. Termination. Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of ADS may, in its sole discretion and without the approval of Loyalty Ventures or any other Person, at any time prior to the Distribution terminate this Agreement and/or abandon the Distribution, whether or not it has theretofore approved this Agreement and/or the Distribution. In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall forthwith become void and neither party nor any of its directors or officers shall have any liability or further obligation to the other party or any other Person by reason of this Agreement.

Section 6.13. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 6.14. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 6.15. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 6.16. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of its authorship of any of the provisions of this Agreement.

Section 6.17. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 6.18. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

Section 6.19. Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that results in the disclosure of confidential supervisory information (including confidential supervisory information as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions, which may include the disclosure of underlying facts or circumstances that do not themselves constitute confidential supervisory information, shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ALLIANCE DATA SYSTEMS CORPORATION

By:
Name:
Title:

LOYALTY VENTURES INC.

By:
Name:
Title: